EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
2U, Inc.:

    We consent to the incorporation by reference in the registration statement (No. 333-227546) on Form S-3 and registration statements (Nos. 333-194943 and 333-221964) on Form S-8 of 2U, Inc. of our reports dated February 25, 2021, with respect to the consolidated balance sheets of 2U, Inc. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement Schedule II—Valuation and Qualifying Accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of 2U, Inc.
    Our report dated February 25, 2021 on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 842, Leases.

/s/ KPMG LLP
McLean, Virginia
February 25, 2021